EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated September 23, 2008, relating to our audits of the financial statements of Sahara Media, Inc. as of and for the six months ended June 30, 2008 and as of and for the years ended December 31, 2007 and 2006, and the period January 18, 2005 (date of inception) through June 30, 2008.  We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ Weiser LLP

Weiser LLP
New York, New York
November 6, 2008